Exhibit 99.1

For Release: December 10, 2010

ALBEMARLE COMPLETES SENIOR NOTES OFFERING

(Baton Rouge, LA) December 10, 2010 – Albemarle Corporation (NYSE: ALB), a global leader in delivering innovative specialty chemicals, clean energy solutions and outstanding sustainability practices, announced today that it has completed an offering of senior notes. A total of $350 million aggregate principal amount of 10-year senior unsecured notes was issued today with an annual coupon rate of 4.50 percent. The net proceeds of the offering will be used to repay outstanding borrowings under the company’s revolving credit facility, to make a voluntary pension contribution, and for general corporate purposes.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and UBS Securities LLC were joint book-running managers.

A prospectus supplement, dated December 7, 2010, and accompanying prospectus, dated December 7, 2010, relating to the senior notes may be obtained by visiting the U.S. Securities and Exchange Commission’s (SEC’s) website at www.sec.gov or the “SEC Filings” page on the company’s website at www.albemarle.com/Investor_information.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, and shall not constitute an offer, solicitation or sale in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Albemarle

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a leading global developer, manufacturer, and marketer of highly-engineered specialty chemicals for consumer electronics, petroleum refining, utilities, packaging, construction, automotive/transportation, pharmaceuticals, crop protection, food-safety and custom chemistry services. The Company is committed to global sustainability and is advancing its eco-practices and solutions in its three business segments, Polymer Solutions, Catalysts and Fine Chemistry. Corporate Responsibility Magazine selected Albemarle to its prestigious “100 Best Corporate Citizens” list for 2010. Albemarle employs approximately 4,000 people and serves customers in approximately 100 countries.

Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, Regulation G reconciliations, SEC filings, and other information regarding the Company, its businesses and the markets we serve.

Albemarle Contact

Investor Relations: Sandra Rodriguez, (225) 388-7654, Sandra.Rodriguez@albemarle.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Albemarle Corporation’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties.

For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.

Albemarle Corporation

451 Florida Street

Baton Rouge, Louisiana, USA

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